Exhibit 4.5

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT AND MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH FEDERAL AND STATE SECURITIES LAWS.

Warrant to Purchase: Two Thousand, One Hundred Forty Three (2,143) Shares

WARRANT CERTIFICATE
OF
ALTERNATIVE DELIVERY SOLUTIONS, INC.

This Warrant Certificate irrevocably grants the Registered Owner a Warrant to purchase shares of common stock, no par value, of Alternative Delivery Solutions, Inc. (f/k/a Distributel Media, Inc.), a Texas corporation (the "Corporation") at the price of $ 14.00 per share.

This Warrant is a "restricted security" as that term is defined in Rule 144 promulgated under The Securities Act of 1933, as amended (the "Act"). This Warrant may not be sold, transferred, assigned or hypothecated, except to the officers, partners and other designees of Registered Owner. This Warrant is exercisable during the five (5) year period commencing September 24th, 2002 (the "Commencement Date").

Section 1. Registered Owner. Austin Capital, LLC.

Section 2. Expiration Date. 5:00 p.m., CST, five years from the Commencement Date.

Section 3. Basic Terms. This Warrant Certificate certifies that, for value received, the Registered Owner is entitled, subject to the terms and conditions of this Warrant and the related documents, if any, until the expiration date, to purchase from the Corporation up to Two Thousand, One Hundred Forty Three (2,143) shares of the Common Stock of the Corporation at the purchase price of $14.00 per share. The Corporation agrees to include the shares purchasable hereunder in the next registration statement filed on behalf of the Corporation.

Section 4. Corporation's Covenants as to the Common Stock. Shares deliverable on the exercise of this Warrant shall, at delivery, be fully paid and non-assessable. The Corporation shall at all times reserve and hold available sufficient shares of Common Stock to satisfy all conversion and purchase rights of outstanding convertible securities, and warrants.

Section 5. Method of Exercise. During the period in which this Warrant is exercisable, the purchase rights represented by this Warrant are exercisable at the option of the Registered Owner in whole at any time, or in part from time to time, prior to the Expiration Date, provided, however, that purchase rights are not exercisable with respect to a fraction of a share of Common Stock. In case of the exercise of this Warrant for less than all the shares subject to the Warrant, the Corporation shall cancel this Warrant Certificate and execute and deliver a new Warrant Certificate for the balance of the shares subject to the Warrant. This Warrant may be exercised by the Registered Owner sending the Corporation or its designated warrant agent a Notice of Exercise and a check for the amount of the exercise price.

Section 6. Limited Rights of Owner. This Warrant does not entitle the Registered Owner to any voting rights or other rights as a stockholder of the Corporation, or to any other rights whatsoever except the rights set forth herein. No dividends are payable or will accrue on this Warrant or the shares subject to the Warrant until, and to the extent that, the Warrant is exercised.

Section 7. Restrictions on Transfer. This Warrant may only be transferred in accordance with state and Federal securities laws.

Section 8. Effect of Merger, Asset Sale, Etc. In the event of the merger of the Corporation into, or the consolidation of the Corporation with, another entity, in which the shareholders of the Corporation receive cash or securities of another issuer, or any combination thereof, in exchange for their shares of Common Stock, or the sale of all or substantially all of the assets of the Corporation, the Corporation warrants and covenants that this Warrant shall be assumed or an equivalent option or right substituted by the successor entity or an Affiliate of the successor of the Corporation, such that the rights of the Registered Owner are proportionately adjusted.

Section 9. Effect of Stock Split, Etc. If the Corporation, by stock dividend, split, reverse split, reclassification of shares or otherwise, changes as a whole the outstanding Common Stock into a different number or class of shares, then (a) the number and class of shares so changed shall, for the purposes of this Warrant, replace the shares outstanding immediately prior to the change; and (b) the Warrant purchase price in effect, and the number of shares purchasable under this Warrant, immediately prior to the date upon which the change becomes effective, shall be proportionately adjusted, with the price being adjusted to the nearest cent.

Section 10. Notice of Adjustment. On the happening of an event requiring an adjustment of the Warrant purchase price or the shares purchasable thereunder, the Corporation shall forthwith give written notice to the Registered Owner stating the adjusted Warrant purchase price and the adjusted number and kind of securities purchasable hereunder resulting from the event and setting forth in reasonable detail the method of calculation and the facts upon which the calculation is based. The Board of Directors shall determine, in good faith, the calculation, if any.

Dated: September 23rd, 2002

Alternative Delivery Solutions, Inc.

_____________________________________
By: Clark R. Doyal, CEO and Secretary